UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  October 31, 2017

Commission File Number	Exact name of registrant as specified in its charter, address of principal executive offices and registrant's telephone number	IRS Employer Identification Number
1-8841	NEXTERA ENERGY, INC.	59-2449419
700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000

State or other jurisdiction of incorporation or organization:  Florida

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.02 Termination of a Material Definitive Agreement

On October 31, 2017, NextEra Energy, Inc. (NEE) received a notice (the notice) from Texas Transmission Holdings Corporation (TTHC), which indirectly owns an approximately 20 percent interest in Oncor Electric Delivery Company LLC, and certain of TTHC’s stockholders (the Primary Holders) indicating that TTHC had by delivery of the notice terminated the agreement and plan of merger, dated as of October 30, 2016 (merger agreement), by and among NEE, NEE's direct wholly owned subsidiary, WSS Acquisition Company (TTHC Merger Sub), TTHC and the Primary Holders pursuant to which TTHC Merger Sub would have merged with TTHC. The notice purported to terminate the merger agreement pursuant to Section 9.1(b) and Section 9.2 of the merger agreement and asserted that, as a result, TTHC is entitled to receive from NEE a termination fee in the amount of $72.3 million. NEE and TTHC Merger Sub dispute the positions set forth in the notice, including that the termination fee is payable as a result of the delivery of the notice and that the purported termination pursuant to Section 9.1(b) was valid.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  November 3, 2017

NEXTERA ENERGY, INC.
(Registrant)

CHARLES E. SIEVING
Charles E. Sieving Executive Vice President & General Counsel

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